OPTION AGREEMENT


               THIS OPTION AGREEMENT, ("Option Agreement"), dated as of April

1, 1995, between Holland Realty Corp., a Delaware corporation, having an address c/o VIB Management, Inc., 712 Fifth Avenue, 19th Floor, New York, New

York 10019 ("Holland") and Enzon, Inc., a Delaware corporation, having an office at 20 Kingsbridge Road, Piscataway, New Jersey 08854 ("Enzon").



                       W I T N E S S E T H :

               WHEREAS, Enzon is the tenant of the entire building located at

20 Kingsbridge Road, Piscataway, New Jersey designated as Block 503B, Lot 5B on the Tax Map of the Township of Piscataway (the "Premises") pursuant to that certain Lease Agreement of even date herewith between Holland and Enzon

("Lease");

               WHEREAS, Enzon desires to obtain an option to purchase the

Premises and Holland is willing to grant an option to purchase the Premises to

Enzon upon the terms and conditions hereinafter set forth;

               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holland and Enzon hereby agree as follows:

          1.   Subject to the conditions set forth in this Option Agreement,

Enzon shall have the option to purchase fee title in and to the Premises

("Purchase Option") during calendar years 1996, 1997 and 1998 for the purchase price ("Option Purchase Price") of (a) Three Million Five Hundred Thousand and

XX/100 ($3,500,000.00) Dollars if the closing and transfer of title occurs on or before December 31, 1996, (b) Three Million Seven Hundred Fifty Thousand and

XX/100 ($3,750,000) Dollars if the closing and transfer of title occurs between

January 1, 1997 and December 31, 1997 and (c) Four Million and XX/100

($4,000,000.00) Dollars if the closing and transfer of title occurs between

January 1, 1998 and December 1, 1998. As consideration for Holland granting to

Enzon the Purchase Option, Enzon shall deliver to Holland on or before April

17, 1995 100,000 unregistered shares of common stock of Enzon ("Stock"). The value of the Stock shall not be applied against the Option Purchase Price. In the event Enzon shall fail to timely deliver the stock to Holland, such failure shall constitute a default under that certain Indenture of Lease, of even date herewith, between Holland, as Landlord, and Enzon, as Tenant, covering the premises known as 20 Kingsbridge Road, Piscataway, New Jersey entitling Holland to exercise any and all remedies available to Holland under said lease upon a default by Enzon thereunder.

          2.   Enzon shall have the right to exercise the Purchase Option by written notice ("Purchase Option Notice") delivered to Holland in accordance with the terms hereof on or before December 31, 1998.

          3.   The date for the closing of title to the Premises shall be the date which is the later of (a) forty-five (45) days after the date of mailing of the Purchase Option Notice, or such earlier date as Enzon shall set forth in the Purchase Option Notice or (b) ten (10) days after Holland shall have received the ISRA Document (as hereinafter defined); provided that if the closing is delayed solely due to the action or inactions of Holland, the closing date shall be extended by the number of days attributable to such delay and the Option Purchase Price will be the price that would have been in effect but for such delay.

          4.   If, following the delivery of Enzon's Purchase Option Notice,

Enzon shall default in its obligation to purchase the Premises, the Purchase

Option shall forever terminate. If Holland defaults in its obligation to transfer fee simple title to Enzon in accordance with the provisions of this

Article, Enzon shall have the right, as its sole and exclusive remedy, to enforce specific performance of Holland's obligations hereunder but Enzon shall have no right to make any claim for monetary damages as a result of any default by Holland hereunder.

               5.   At the closing of title to the Premises (a) Enzon shall pay the full amount of the Option Purchase Price to Holland by certified or bank check made payable to the direct order of Holland, or as designated by Holland or, at Holland's option by the wire transfer of federal funds to Holland's account, or as designated by Holland, and (b) Holland shall deliver to Enzon a bargain and sale deed with covenants against grantor's acts to the Premises, in proper form for recording, duly executed and acknowledged, so as to convey to

Enzon fee simple title in and to the Premises, free and clear of all liens

(other than liens for Real Estate Taxes not yet due and payable) and encumbrances, except for (x) those encumbrances which are of record as of the date hereof, and (y) those liens and encumbrances which arise as a result of the actions or inactions by Enzon, as tenant under the Lease. Holland shall also deliver, at the closing, a corporate resolution authorizing the sale of the Premises, a Title Affidavit in favor of Enzon's title insurance company and a Certificate of Non-Foreign Status under Section 1445 of the Internal Revenue

Code. In addition, at the closing, Holland shall deliver to Enzon a letter from the New Jersey Department of Environmental Protection and Energy ("NJDEPE")

that the Premises did not constitute an "industrial establishment" within the meaning of the Environmental Cleanup Responsibility Act, N.J.S.A. 13:1K-6 ET

SEQ. and/or the Industrial Site Recovery Act ("ISRA"), or a "no further action letter" without any deed restrictions from NJDEPE (as defined in ISRA) that the

Premises are not subject to the provisions of ISRA; or in the absence of either of the foregoing, an approved "clean-up plan" (as defined in ISRA)

(collectively, the "ISRA Document"), provided, however, that if the cost to

Holland to implement the "clean-up" plan will, in Holland's reasonable estimation, exceed Twenty-Five Thousand and XX/100 ($25,000.00) Dollars,

Holland shall have the right to terminate this Option Agreement and Enzon's right to purchase the Premises. Notwithstanding anything herein to the contrary, Holland shall have no obligation to comply with the deliveries required under the preceding sentence if Holland is unable to comply with its delivery obligation due to the acts or omissions of Enzon or its employees,

agents or contractors.

               Notwithstanding anything herein to the contrary, if the cost to implement a "clean-up" plan exceeds Twenty-Five ($25,000.00) Dollars, Enzon shall have the right to either (a) close title without any obligation on the part of Holland to implement such "clean-up plan" in which event Enzon shall receive a credit in the amount of Twenty-Five Thousand ($25,000.00) Dollars against the Option Purchase Price or (b) agree to fund all costs of the

"clean-up plan" in excess of Twenty-Five Thousand ($25,000.00) Dollars in which event the closing shall be postponed for a period not to exceed one (1) year in order to implement such "clean-up plan". Enzon's right to exercise option (b)

in the preceding sentence is conditioned on the "clean-up plan" being able to be completed within a period of one (1) year as determined by Holland's environmental consultant and Enzon delivering to Holland cash or other security, reasonably satisfactory to Holland, covering all costs of the

"clean-up plan" in excess of Twenty-Five Thousand ($25,000.00) Dollars.   Enzon

shall exercise its right contained in this paragraph within ten (10) days of its receipt of Holland's notice of termination.

          6.   Except for an adjustment of fixed rent under the Lease, no adjustments to the Option Purchase Price shall be made at the closing of title to the Premises. Holland shall be responsible for the payment of any and all transfer taxes, deed stamps, recording fees and any and all other taxes, costs or expenses that may be payable in connection with the transfer of fee simple title in and to the Premises to Enzon; but each party shall be responsible for their own attorneys' fees incurred in connection with the closing of title to the Premises.

          7.   Any termination, cancellation or surrender of Enzon's interest in the Lease or the occurrence of a Bankruptcy Event (as hereinafter defined)

shall terminate Enzon's right to exercise the Purchase Option and to acquire the Premises.

               Any of the following shall be a "Bankruptcy Event":

               (a)  Enzon's becoming insolvent, as that term is defined in

Title 11 of the United States Code, entitled Bankruptcy, 11 U.S.C. 101 et seq.

(the "Bankruptcy Code"), or under the insolvency laws of any State, District,

Commonwealth or Territory of the United States (the "Insolvency Laws");

               (b)  the appointment of a receiver or custodian for all or a substantial portion of Enzon's property or assets if such appointment was consented to or acquiesced to by Enzon, or the appointment of a receiver or custodian for all or a substantial portion of Enzon's property or assets without the consent or acquiescence of Enzon which is not dismissed within sixty (60) days of the appointment, or the institution of a foreclosure action upon all or a substantial portion of Enzon's real or personal property which is not dismissed within sixty (60) days of the institution of such action;

               (c)  the filing of a voluntary petition by Enzon under the provisions of the Bankruptcy Code or Insolvency Laws;

               (d)  the filing of an involuntary petition against Enzon as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is either not dismissed within sixty (60) days of filing, or results in the issuance of an order for relief against the debtor, whichever is later; or

               (e)  Enzon's making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

          8.   If at any time during the period commencing as of the delivery of Enzon's Purchase Option Notice, and ending at the closing of title to the

Premises, shall be either damaged or destroyed, or taken in condemnation or pursuant to the exercise of the right of eminent domain, Enzon shall close title to the Premises without any abatement or reduction of the Option Purchase

Price. At the closing of title to the Premises, Holland shall assign to Enzon,

in the case of damage or destruction to the Demised Premises, all of its interest in the insurance proceeds for such damage or destruction together with any rights against third parties with respect to such damage or destruction and, in the case of a taking, all condemnation proceeds. Notwithstanding anything herein to the contrary, in the event the cost to repair or restore the damage or destruction shall exceed Two Hundred Thousand ($200,000.00) Dollars as reasonably determined by an independent consultant designated by Holland or if the insurance proceeds will be insufficient to restore the damage or destruction, Enzon shall have the right to terminate this Option Agreement by written notice of termination to Holland within fifteen (15) days of the damage or destruction.

          9.   Any notices, correspondence or communications (collectively

"Notices") required or desired to be given under this Option Agreement shall be in writing and shall be sent by United States registered or certified mail,

postage prepaid, return receipt requested, or by personal delivery, or by overnight courier service with next business day delivery specified to the parties at the addresses listed below:

          If to Holland:      Holland Realty Corp.
                              c/o VIB Management, Inc.
                              712 Fifth Avenue, 19th Floor
                              New York, New York 10019
                              Attn: Mr. Donald M. Kurdziel
                                        Vice President

          With a Copy to:     Spitzer & Feldman P.C.
                              405 Park Avenue, 6th Floor
                              New York, New York 10022
                              Attn: M. James Spitzer, Jr., Esq.

          If to Enzon:        Enzon, Inc.
                              20 Kingsbridge Road
                              Piscataway, New Jersey 08854
                              Attn: President

Notices given in accordance with the provisions hereof shall be deemed received three (3) days after mailing if mailed as provided herein, on the date of delivery if personally delivered or on the next business day if sent by overnight courier service as provided herein. Each of the parties shall have the right to change their respective addresses for Notices by giving written notice of such change in accordance with the provisions of this paragraph.

          10.  This Option Agreement shall be binding upon and shall inure to the benefit of Holland and Enzon and their respective successors, assigns and legal representatives.

          11.  If Holland is a corporation, Holland represents and warrants that this Option Agreement and the undersigned's execution of this Option

Agreement has been duly authorized and approved by the corporation's Board of

Directors. The undersigned officers and representatives of the corporation executing this Option Agreement on behalf of the corporation represent and warrant that they are officers of the corporation with authority to execute this Option Agreement on behalf of the corporation, and within fifteen (15)

days of execution hereof, Holland will provide Enzon with a corporate resolution confirming the aforesaid.

               If Enzon is a corporation, Enzon represents and warrants that this Option Agreement and the undersigned's execution of this Option Agreement has been duly authorized and approved by the corporation's Board of Directors.

The undersigned officers and representatives of the corporation executing this

Option Agreement on behalf of the corporation represent and warrant that they are officers of the corporation with authority to execute this Option Agreement on behalf of the corporation, and within fifteen (15) days of execution hereof,

Enzon will provide Holland with a corporate resolution confirming the aforesaid.

          12.  This Option agreement shall not be assigned by Enzon; provided,

however that Enzon shall have the right to have title to the Premises conveyed to a designee of Enzon.

          13.  This Option Agreement shall not be modified or amended except by written instrument executed by both Holland and Enzon.

          14.  This Option Agreement may be executed in counterparts.

          15.  This Option Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

          16.  Time shall be of the essence with respect to all dates and time periods set forth herein.

          17.  This Option Agreement contains all of the understandings of the parties with respect to the subject matter hereof.

               IN WITNESS THEREOF, the parties have executed this Option

Agreement as of the day and year first above written.


                                        HOLLAND REALTY CORP.

                                        By:  /S/ M. JAMES SPITZER, JR.
                                             M. James Spitzer, Jr.
                                             Secretary


                                             ENZON, INC.

                                        By:  /S/ KENNETH J. ZUERBLIS
                                             Name: Kenneth J. Zuerblis
                                             Title:Vice President, Finance